Exhibit 99.1

The Coretec Group Appoints Matthew Kappers as CEO to Accelerate the Company’s Next Stage of Growth

ANN ARBOR, MI / BUSINESSWIRE / June 21, 2021 – The Coretec Group, Inc., (OTCQB: CRTG), developers of engineered silicon and 3D volumetric displays, has appointed Matthew Kappers as its Chief Executive Officer to lead the company through its next stage of growth. Mr. Kappers will also join CRTG’s board of directors.

Mr. Kappers has spent the last decade as a Partner and Managing Director of Concordia Financial Group, LLC, a merger & acquisition advisory firm. Prior to joining as CEO, Mr. Kappers was a consultant for The Coretec Group for the past two and half years. Mr. Kappers has extensive transactional and operational experience working with both startups and publicly traded companies.

“Matt brings a wealth of expertise. His has extensive experience working with the public markets and helping companies reach operational efficiently and executing strategic growth initiatives," said Victor Keen, co-chairperson of the board. "We are fortunate to have Matt as CEO. He shares our passion and intimately understands our business."

Mr. Kappers will be responsible for the next stage of growth for The Coretec Group. In March, the company closed on a $6.0 Million private placement offering. Mr. Kappers will further the use of the net proceeds to expand and accelerate the development of its CHS technology, as well as for working capital, general corporate purposes, and strategic investments.

“As The Coretec Group enters the next stage of innovation and growth, I am honored and excited to be part of such a talented team,” said Kappers. “The opportunity ahead for the company is immense and we must move quickly and be nimble.”

Michael Kraft, whose expertise is in applied materials product development, has transitioned to President and is focusing on the commercialization of The Coretec Group’s CHS. He is also working with global customers and internationally recognized research institutions as they evaluate CHS. Mr. Kraft will also lead the company’s efforts in coordinating results and expanding the IP Portfolio of CHS.

About The Coretec Group

The Coretec Group, Inc. is developing a portfolio of engineered silicon to improve energy-focused verticals, including electric vehicle and consumer batteries, solid-state lighting (LEDs), and semiconductors, as well as 3D volumetric displays and printable electronics. The Coretec Group serves the global technology markets in energy, electronics, semiconductor, solar, health, environment, and security.

For more information, please visit www.thecoretecgroup.com. Follow The Coretec Group on Twitter and LinkedIn.

Forward-Looking Statements

The statements in this press release that relate to The Coretec Group’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate contact:

The Coretec Group, Inc.

Lindsay McCarthy

info@thecoretecgroup.com
+1 (866) 916-0833

Media contact:
The Coretec Group, Inc.
Allison L. Gabrys
media@thecoretecgroup.com
+1 (866) 916-0833